DUFF & PHELPS INVESTMENT MANAGEMENT CO.

AMENDED AND RESTATED
CODE OF ETHICS (November 24, 2003)

1.	Statement of Ethical Principles

When Adviser Access Persons covered by the terms of this Code of Ethics engage in personal securities transactions, they must adhere to the following general principles as well as to the Code's specific provisions:

A. At all times, the interests of Adviser Clients must be paramount;

B. Personal transactions must be conducted consistent with this Code of Ethics in a manner that avoids any actual or potential conflict of interest; and

C. No inappropriate advantage should be taken of any position of trust and responsibility.

2.	Definitions

A. "Access Person" means any director, officer, general partner, or Advisory Person of the Adviser. The Compliance Department shall maintain a list of the Adviser's Access Persons.

B. “Adviser” means Duff & Phelps Investment Management Co.

C.        "Advisory Person" means  (i) any employee of the Adviser or of any company in a control relationship to the Adviser, who, in connection with his regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the Adviser for the Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Client with regard to the purchase or sale of a security. This grouping customarily includes the Portfolio Manager and other investment personnel comprising an investment team, such as an analyst or trader, who provide information and advice that enter into the investment decision to buy or sell a security for a Client.

D.        A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Advisory Person making the recommendation, when such person seriously considers making such a recommendation.

E.         "Beneficial ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

F. Client means each and every investment company, or series thereof, or other account managed by the Adviser, individually and collectively.

G. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act, as amended.

H. "Initial Public Offering" means a public sale of an issue not previously offered to the public.

I. “Managed Fund” shall mean those Clients, individually and collectively, for whom the Portfolio Manager makes buy and sell decisions.

J. "Portfolio Manager" means the person (or one of the persons) entrusted with the day-to-day management of the Client’s portfolio.

K. "Private Placement" shall have the same meaning as that set forth in Section 4(2) of the Securities Exchange Act.

L.         "Purchase or sale of a security" includes inter alia, the writing of an option or the purchase or sale of a security that is exchangeable for or convertible into, a security that is held or to be acquired for a Client.

M.        "Security" shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, as amended, except that it shall not include securities issued by the Government of the United States, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

3.	Exempted Transactions

The prohibitions of Section 4 of this Code shall not apply to:

A. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control in the reasonable estimation of the Compliance Officer.

B.         Purchases or sales of securities (1) not eligible for purchase or sale by the Client; or (2) specified from time to time by the Directors, subject to such rules, if any, as the Directors shall specify.

C. Purchases or sales which are non-volitional on the part of either the Access Person or the Client.

D. Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

E.         Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

F. Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

4.	Prohibited Activities

A.        IPO Rule: No Access Person may purchase securities in an Initial Public Offering, except with the prior approval of the Compliance Department. This rule also applies to IPO’s offered through the Internet.

B.         Private Placement Rule: No Access Person may purchase securities in a Private Placement unless such purchase has been approved by the Compliance Department.  Any such approved purchase should be disclosed to the Client if that issuer's securities are being considered for purchase or sale by the Client.

C.        Preclearance Rule: No Access Person may purchase or sell a security unless such purchase or sale has been precleared by the Compliance Department. Preclearance is required prior to executing a trade through a personal Internet brokerage account. Preclearance is required for transactions in puts, calls and well-known stock indices (e.g. the S&P 500).   Preclearance is valid through the business day next following the day preclearance is given.

Exceptions: The following securities transactions do not require preclearance:

1.

Purchases or sales of up to 500 shares of securities of issuers ranked in the Standard & Poor's 500 Composite Stock Index (S&P 500) at the time of purchase or sale.  The Compliance Department maintains this list on the Intranet web site and updates it after the end of each quarter.

		2.	Purchase orders sent directly to the issuer via mail (other than in connection with a Private Placement) or sales of such securities which are redeemed directly by the issuer via mail.

Note:  The Compliance Department may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if nominally permitted under this Code of Ethics, if it is believed that denying preclearance is necessary for the protection of the Adviser. Any such denial may be appealed to the Adviser’s Counsel.  The decision of Counsel shall be final.

D.        Open Order Rule: No Access Person may purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, when the Client has a pending "buy" or "sell" order for that security of the same type (i.e. buy or sell) as the proposed personal trade, until the Client's order is executed or withdrawn.

Exceptions: The following securities transactions are exempt from the Open Order Rule:

	1.	Purchases or sales of securities of issuers in the S&P 500 at the time of the transaction.

	2.	Purchases or sales approved by the Compliance Department in his/her discretion.

Any profits realized on a personal trade in violation of this Section 4D must be disgorged.

E.         Blackout Rule: If a Portfolio Manager’s Managed Fund holds a security that is the subject of a proposed personal trade by that Portfolio Manager, such personal trade may be permitted only as follows:

1.         If the proposed personal trade is on the same side as the last Managed Fund transaction in that security, the personal trade cannot occur within two days of such Managed Fund transaction (i.e. neither at T nor T + 1 calendar day).

2.         If the proposed personal trade is on the opposite side of the last Managed Fund transaction in that security, the personal trade cannot occur unless (a) it is more than two days after the Managed Fund transaction (i.e. T + 2 calendar days or later) and (b) the Preclearance Request, if required for such personal transaction (i.e. it is not eligible for the exception of securities listed in the S&P 500 to the Preclearance Rule) sets forth, to the reasonable satisfaction of the Compliance Department, an explanation of the reasons the Managed Fund is not effecting a similar transaction.

Any profits realized by a Portfolio Manager on a personal trade in violation of this Section 4E must be disgorged.

F.         Holding Period Rule: Access Persons must hold each Security, for a period of not less than sixty (60) days, whether or not the purchase of such Security was an exempt transaction under any other provision of Section 4.

Any profits realized on trading in contravention of this policy must be disgorged.

	G.	No Access Person shall accept any gift or other item of more than $100 in value from any person or entity that does business with or on behalf of the Client or the Adviser.

H.

No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization from Counsel or the Compliance Department.  If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

I.

No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is managed by such Adviser/Sub-advisor or any affiliated adviser/sub-advisor. For the purposes of the foregoing, "market timing" shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period.  The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through asset allocation programs, automatic reinvestment programs, 401(k) and similar retirement accounts and any other non-volitional investment vehicles.  Portfolio Managers shall provide quarterly certifications as to their compliance with this restriction.

	J.	No Advisory Person shall divulge or act upon any material, non-public information, as such term is defined under relevant securities laws.

5.	Compliance Procedures

A.        All Access Persons shall direct their brokers to supply, at the same time that they are sent to the Access Person, a copy of the confirmation for each personal securities trade and a copy of each periodic account statement to the  Compliance Department.

B.         Every Access Person shall report to the Adviser the information described in Section 5C of this Code with respect to transactions in any security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that an Access Person shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence.

C.        Every report required pursuant to Section 5B above shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(i) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(ii) The nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

(iii) The price at which the transaction was effected;

(iv) The name of the broker, dealer or bank with or through whom the transaction was effected; and

(v) The date of approval of the transaction and the person who approved it as required by Section 4B or C above.

E.         Each Access Person shall submit a report listing all personal securities holdings to the Compliance Department upon the commencement of service and annually thereafter.  The annual report shall be as of December 31 and include a certification by the Access Person that he or she has read and understood the Code of Ethics and has complied with the Code's requirements. The annual report and certification will be submitted to the Compliance Department by January 30.

F.         Any report made under this Section 5 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

G.        The Compliance Officer shall submit an annual report to the Adviser's Board of Directors that summarizes the current Code of Ethics procedures, identifies any violations requiring significant remedial action, and recommends appropriate changes to the Code, if any.

H. Any Access Person shall immediately report any potential violation of this Code of which he or she becomes aware to the Compliance Department.

6.	Sanctions

Upon discovering a violation of this Code, the Board of Directors of the Adviser, in addition to any remedial action already taken by the respective adviser or related entity, may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate.